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                                                               EXHIBIT 23.1(b)




                        CONSENT OF INDEPENDENT GEOLOGIST

          I hereby consent to the references to my firm and to my reserve estimates contained in the Annual Report on Form 10-KSB of Energy Search, Incorporated (the "Company") for the fiscal year ended December 31, 1998. My estimates of the reserves of the Company are contained in my report dated August 31, 1997 on the oil and gas reserves of the Company as of December 31, 1996. I hereby consent to the incorporation by reference of my report and the estimates contained in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 into the Company's Registration Statement on Form S-3 (No. 333-58407).

WALBE & ASSOCIATES, INC.


By: /S/ KIM A. WALBE
    Kim A. Walbe, President

March 29, 1999
Charleston, WV